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                                                                     EXHIBIT 6.9


[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01




                          AGREEMENT NO HPSS/SLN/2001-01






                         PROFESSIONAL SERVICES AGREEMENT




                                     BETWEEN




                    HEWLETT-PACKARD SINGAPORE (SALES) PTE LTD
                                 (HP CONSULTING)



                                       AND






                            SOLUTIONNET (AP) PTE LTD








                               DATE : 6 JULY 2001

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[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01



                         PROFESSIONAL SERVICES AGREEMENT

This Services Agreement (hereinafter referred to as "this Agreement") is made on 1 July 2001 between SolutionNet (AP) Pte Ltd, a company incorporated in Singapore and having its registered office at 1 Shenton Way #22-06/09 Singapore 068803 (hereinafter referred to as "Contractor") and Hewlett-Packard Singapore (Sales) Pte Ltd having its registered office at 450 Alexandra Road, Singapore 119960 (hereinafter referred to as "HP").

Whereas HP is desirous of contracting suitably trained personnel with experience in software development from Contractor to work in Singapore and Contractor agrees to second its trained personnel to HP.

NOW THEREFORE, in consideration of the promises and covenants contained herein the parties hereto have agreed and hereby do agree as follows:

1. DUTIES OF CONTRACTOR

Contractor undertakes to perform the services (hereinafter called the "Services"), which include the following:

(a) Contractor shall second its personnel (hereinafter referred to as "Contractor's Staff") to work with HP during the term of this Agreement. The name of the personnel, position, place of assignment, period of assignment, professional service fees, duties and responsibilities of the Contractor's Staff are set out in the relevant Purchase Order in Schedule A, which shall form an integral part of this Agreement. Contractor and HP will sign a separate Purchase Order for each project, which will be incorporated by reference into this Agreement upon execution by the parties.

b) Contractor shall be responsible for the accommodation, welfare, medical examination/treatment and repatriation of all Contractor's Staff assigned, at its own cost.

c) Contractor shall ensure that Contractor's Staff seconded to HP are suitably qualified with the necessary expertise and experience required by HP and that Contractor's Staff shall not engage in any work for or with any other party during the term of the relevant Purchase Order.

d) Contractor shall ensure that Contractor's Staff seconded to HP shall report to work for the period mutually agreed to between Contractor and HP and that Contractor's Staff abide by the code of conduct and work hours stipulated in this Agreement. In the event that a Contractor's Staff could not be seconded for the entire agreed period, Contractor shall give one (1) month written notice to HP before the said staff shall cease work, failing which Contractor shall compensate HP a sum equivalent to one (1) month's professional fees of the said staff.

e) Contractor shall at its own cost provide for all necessary insurance including but not limited to medical, accident and liability insurance for the assigned Contractor's Staff.



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[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01


f) Contractor shall provide backup services to HP including counselling of Contractor's Staff and replacement of such Contractor's Staff as and when required by HP.

g) Contractor shall ensure that its staff possesses valid employment pass to work prior to the said staff being seconded to HP. Contractor undertakes to comply with all applicable regulations imposed by the authorities.

h) Contractor undertakes to pay any applicable levy and contributions required by law.

i) Contractor shall be responsible for the payment of any corporate, income taxes, levies, duties and any other sums as may be charged by the authorities.

j) Contractor shall ensure that Contractor's Staff undergo all necessary pre-employment medical examinations including but not limited to medical examinations for tuberculosis, at its own cost. As a condition precedent to the commencement of work hereunder, Contractor shall furnish HP with a copy of such medical report for Contractor's Staff seconded to HP.

k) Contractor shall provide the above Services in accordance with the terms and conditions of Purchase Orders to be issued from time to time by HP and accepted by Contractor. Such Purchase Orders shall constitute the only authorization for Contractor to commence provision of the Services.

l) During the term of this Agreement, HP may lend HP equipment to the Contractor for use in performing the services. The equipment shall be returned upon the completion of the services or earlier upon request by HP. If required by HP, the aforesaid loan of equipment shall be documented in a separate equipment loan agreement.

m) Contractor's Staff is required to sign the confidentiality disclosure agreement attached herein as Schedule C.

2. TERM

This Agreement shall commence on the Effective Date and expires on 5 January 2002 unless otherwise extended by mutual agreement of the Parties hereto or terminated in accordance to the terms set forth in this Agreement.

3. REPLACEMENT

(a) If HP is of the opinion that a Contractor's Staff is unable to provide the services specified in the Purchase Order, or has misconducted himself, or is incompetent, negligent or unsatisfactory in any way, HP reserves the right to forthwith terminate the service of the said staff. In such event, Contractor shall find suitable and immediate replacement, if so required by HP. HP shall not unreasonably exercise its rights under this clause.


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[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01


(b) In the event that a Contractor's Staff seconded to HP fails to report for work, HP reserves the right to forthwith terminate the service of the said staff. Contractor shall be liable to find immediate and suitable replacement for HP, if so required by HP.

(c) HP shall have the right to require Contractor, by giving Contractor notice in writing, to replace any of the Contractor's Staff with a suitable replacement acceptable to HP in any of the above and following circumstances:

         (i) if the Contractor's Staff shall by reason of illness or incapacity be prevented from carrying out his duties for a period of seven (7) or more days;

         (ii) if HP's medical advisor is of the opinion that the said Contractor's Staff is likely to be so prevented for a period of seven
         (7) or more days.

(d) In the event HP exercises its rights in accordance with the provisions of this clause, Contractor shall provide the replacement(s), at its own expense within fourteen (14) days of receipt of the aforementioned written notice from HP.

(e) Fees for the services of the Contractor's Staff who will be or has been replaced, will be charged and due in full for all work performed.

(f) If the Contractor fails to provide a suitable replacement(s) to HP fourteen (14) days after of receipt of the aforesaid written notice, Contractor shall be liable to pay HP liquidated damages of 1% of the monthly professional fees calculated on a daily basis until such time when a suitable replacement is found and accepted by HP provided always that the Contractor's liability for liquidated damages under this clause shall not exceed ten (10) per cent of the monthly professional fees per incident. Such remedy shall be in addition to other rights HP may have under the Agreement or at law. If the Contractor fails to provide a suitable replacement(s) to HP twenty-four (24) days after receipt of the aforesaid written notice, HP may terminate the Purchase Order or this Agreement forthwith.

4. WORKING CONDITIONS AND HOURS

(a) HP shall provide adequate working facilities and a reasonable amount of stationary, secretarial and administrative services, computing, communication and photocopying facilities as may be reasonably required by the Contractor's Staff at no cost to the Contractor.

(b) Contractor's Staff shall report to and be under the supervision, direction and control of HP or any project team that the Contractor's Staff is assigned to from time to time. The location at which the professional services are to be provided shall be at the HP' premises or such other locations as may be designated by HP. Contractor's Staff shall work in collaboration with the HP management. The day to day project reporting responsibility of Contractor's Staff shall be the Project Leader / Project Manager that the Contractor's Staff is assigned to.


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[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01



(c) HP shall be responsible for providing Contractor's Staff with individual time sheets, which shall be completed by the Contractor's Staff and submitted to HP at such times to be designated by HP. The time sheets shall be the basis for the computation, deduction or addition that may be made to the monthly fees.

(d) Contractor's Staff when carrying out their services shall comply with such restrictions in respect of access, restricted areas, dress, conduct, safety and working conditions as applicable to the place of work or as stipulated by HP.

(e) Except when so required by the nature of the project or HP's customers, the working hours of the Contractor's Staff shall be from 8.30 a.m. to 5.30 p.m. Mondays to Fridays. Contractor's Staff shall follow the gazetted public holidays of the locality where the Services are provided.

(f) All vacation leave requests must be approved by HP. The number of leave-days taken shall be deducted accordingly from the monthly fee payable on a pro-rata basis.

(g) Upon completion by the Contractor's Staff of the work duration specified in the Purchase Order, HP and Contractor may elect to extend the term of the Contractor's Staff assignment on the same terms and conditions.

5. CONFIDENTIALITY

(a) All information (which includes Information communicated by HP or any of its customers to Contractor or Contractor's Staff, or information howsoever acquired by Contractor or Contractor's Staff in relation to HP including but not limited to its customers, documents, operations, accounts, the works, whether or not acquired during the course of work) shall be strictly confidential and shall not be disclosed in any manner or form by Contractor or Contractor's Staff to any other person or entity. The provisions of this Clause shall survive the termination of this Agreement.

(b) In providing services under this Agreement, Contractor understands that HP does not wish to receive from Contractor any information which may be considered confidential and/or proprietary to Contractor and/or to any third party.

(c) Contractor represents and warrants that any information disclosed by Contractor to HP is not confidential and/or proprietary and/or to any third party.

(d) Contractor shall sign the Information Assets Access Agreement attached herein as Schedule B.



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[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01

6. PAYMENT

(a) HP shall pay Contractor for services under this Agreement in accordance with fees specified in Purchase Order(s) issued hereunder by HP and accepted by Contractor.

(b) If Contractor's Staff do not work the full month, the monthly fees payable to the Contractor shall be prorated using the formula:

Number of working days worked in the month     X       Monthly fees
------------------------------------------
Total number of working days in the month

(c) The fees for the Contractor's Staff as specified in the Purchase Order(s) are fixed and shall not be varied save as may be provided in the Purchase Order. No other charges such as hospitalization insurance, medical claims, Central Provident Fund, airfare & accommodation, etc. shall be claimed from HP in respect of the Contractor's Staff.

(d) HP shall bear the cost of specialized product training or other training if required by HP or the project team that the Contractor's Staff is assigned to unless otherwise agreed.

(e) Except otherwise agreed by HP, HP is not responsible for any local travel or other expenses of Contractor or Contractor's Staff. If HP, or the project team he is assigned to, requires Contractor's Staff to make any overseas travel, HP will only pay for (1) accommodation and (2) the transportation costs for official purposes. The Contractor's Staff shall comply with the terms for overseas travel of HP.

(f) Contractor shall submit to HP an official invoice on the last working day of each month for the payment of the fees for Contractor's Staff.

(g) Payment of each invoice shall be made by HP within thirty (30) days of the date of receipt.

7. INTELLECTUAL PROPERTY RIGHTS

(a) "Work Product" means models, devices, reports, computer programs, tooling, schematics and other diagrams, instructional materials and anything else Contractor and/or its staff produce in connection with this Agreement. All Work Product will belong to HP. Contractor and/or its staff will deliver all Work Product to HP upon completion of services or upon request by HP.

(b) Inventions: Contractor shall and shall cause its staff to promptly disclose to HP any inventions made in connection with this Agreement. HP will own all intellectual property rights in such inventions. Contractor shall and shall cause its staff to sign any necessary documents and will otherwise assist HP, at HP's expense, in obtaining patents or mask work registrations and otherwise protecting such inventions in any country


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[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01

(c) Works of Authorship: The Contractor shall and shall cause its staff to promptly disclose to HP any works of authorship created in connection with this Agreement, and the Contractor shall and shall cause its staff to assign to HP all copyrights in such works. To the extent permitted by law the Contractor and/or its staff waive any moral rights such as the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation, whether arising under the Berne Convention or otherwise. The Contractor and/or its staff will sign any necessary documents and will otherwise assist HP, at HP's expense, in registering HP's copyrights and otherwise protecting HP rights in such works in any country.

(d) Pre-existing Intellectual Property:

         (i) "Pre-existing Intellectual Property" means any trade secret, invention, work of authorship, mask work or protectable design that has already been conceived or developed by anyone other than HP before Contractor and/or its staff render any services under this Agreement.

         (ii) Contractor and/or its staff will not use any Pre-Existing Intellectual Property in connection with this Agreement unless Contractor and/or its staff has the right to use it for HP's benefit. If Contractor and/or its staff is not the owner of such Pre-Existing Intellectual Property, Contractor and/or its staff will obtain from the owner any rights necessary to enable the Contractor and/or its staff to comply with this Agreement.

         (iii) If the Contractor and/or its staff uses any Pre-existing Intellectual Property in connection with this Agreement, Contractor and/or its staff grant HP a non-exclusive, royalty-free, worldwide, perpetual license to make, have made, sell, use, reproduce, modify, adapt, display, distribute, make other versions of, and disclose the Property and to sublicense others to do these things.

(e) The Contractor and/or its staff will give HP notice immediately if at any time the Contractor and/or its staff know or reasonably should know of any third party claim to any intellectual property provided by the Contractor and/or its staff to HP pursuant to this Agreement. The Contractor and/or its staff will indemnify and hold harmless HP from liability arising from HP's use of such intellectual property.

(f) Continuing Obligations: The obligations under these "Intellectual Property" clauses continue perpetually and do not terminate upon completion of the services herein.

8. DESIGNATED OFFICERS

HP and Contractor shall each from time to time appoint in writing one (1) designated officer to be responsible for feedback and communication between Contractor and HP. The designated officers are:


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[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01

FOR HPSS :                                                     FOR CONTRACTOR:
------------------------------------------------------------------------------
Name :              Moo Huey Bo                                Name:        Amit Kapur
Designation :       Workforce Partner Manager                  Designation: Sales Manager
Tel No:             +65-374-3144                               Tel No :     3244424 x 123
Fax No :            +65-275-6382                               Fax No :     3244425
Address :           450 Alexandra Road,                        Address :    1 Shenton Way
                    Singapore 119960                                        #22-06/09
                                                                            Singapore 068803

9.       NOTICES

a) Notices under this agreement may be delivered by hand, registered mail, or by fax to the addresses and numbers specified in Clause 8.

b) Notices from the one party to the second party shall be deemed served by the first party, if sent by prepaid post to the second party's address stated herein, on the next business day after posting, and if sent by fax, upon receipt of answer-back and upon completion of transmission respectively.

10.      NON-ASSIGNMENT

Contractor shall not assign the benefits of this Agreement or subcontract or otherwise arrange for another party to discharge any of Contractor's obligations under this Agreement without HP's prior written consent.

11.      TERMINATION

(a)      This Agreement may be terminated in any of the following events:

         (i) by the non-defaulting Party if the other Party commits a breach of this Agreement and such breach is not remedied within seven
                (7) days after written notice of such breach is given to the defaulting party; or

         (ii) if the other Party shall enter into liquidation whether compulsory or voluntary (not being a voluntary liquidation for the purpose of amalgamation or reconstruction) or have a receiver appointed for any of its assets or shall make any assignment for the benefit of its creditors or any of them or take or suffer any similar action.

(b) In the event of cancellation, termination or expiration of any Purchase Order(s) issued hereunder, all work being performed thereunder in Contractor's Staff possession shall be forwarded to HP, and HP shall make payment at the specified rates for the satisfactory services performed up to the effective date of cancellation, termination and expiration.

(c) HP shall have the right to terminate a Purchase Order or this Agreement without assigning any reason at any time by giving Contractor thirty (30) days prior written notice. On

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[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01

termination, the parties shall negotiate in good faith to determine the equitable allocation of any payments already made or due under a Purchase Order or this Agreement.

(d) Contractor shall upon the termination of this Agreement for whatever reason, immediately deliver up to HP all correspondence, documents, specifications, papers and all materials belonging to HP which may be in the possession control of Contractor and/or its Staff.

12. INDEPENDENT CONTRACTOR

Contractor is not authorized or empowered by this Agreement to act as an agent of HP. Contractor shall act as an independent contractor within the scope of those activities expressly provided under this Agreement. It is hereby understood and agreed that Contractor shall have no power of authority hereunder to negotiate or enter into any contract, agreement, bond or other instrument or undertaking whatsoever for and on behalf of HP or to acknowledge, deliver, cancel, revoke, vary, amend or otherwise effect any of the same.

Nothing in this Agreement shall constitute or be construed to constitute or tend to establish a partnership or agency between HP and Contractor for any purpose whatsoever, and neither party shall be liable in any way for any promise, engagement, obligation, contract, debt, warranty or representation of the other party, or for any wilful or negligent act or omission by or on the part of such other party.

13. INDEMNITY

The Contractor shall indemnify HP and keep HP fully and effectively indemnified against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which HP may sustain or incur or which may be brought or established against it by any person and which in any case arise out of or in relation to or by reason of:

(1) the negligence, recklessness or wilful misconduct of the Contractor and/or its staff in the provision of the Services;

(2) any unauthorised act or omission of the Contractor and/or its staff; or

(3) any claim that may be made by any competent authority against HP in respect of any income tax, national insurance or similar contributions or any other taxation, in each case relating to the Contractor's Services under this Agreement.

The Contractor also agree to indemnify HP against any damages or increase in costs incurred by HP to replace any Contractor's Staff who resigns or is unable for any reason to continue work during a Purchase Order issued by HP.


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[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01


14. EMPLOYER-EMPLOYEE RELATIONSHIP

Nothing in this Agreement shall be construed or have effect as constituting any relationship of employer and employee between HP and Contractor Staff. Contractor's Staff assigned to HP during the term of this Agreement shall not be covered by any employee benefit plans maintained by HP, or any of its subsidiaries or affiliates.


15. NON-COMPETITION

During this Agreement and for a period of one (1) years after the provision of services by the Contractor's Staff as specified in the last Purchase Order issued by HP pursuant to this Agreement, Contractor agrees not to compete with HP in quoting, tendering or offering services or solutions - whether by itself or with other firms, directly or indirectly - to existing customers of HP if the Contractor's Staff are already working on or will be assigned to any of HP' projects with these customers.

16. GOVERNING LAW

This Agreement shall be governed by Laws of the Republic of Singapore and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of the Republic of Singapore.

17. APPLICABLE TAXES

The professional service fees set forth in Schedule A are: (1) exclusive of any Goods and Services Tax (GST), (2) inclusive of any service tax and other applicable duties, taxes and charges that are imposed by the Government of Singapore during the term of this Agreement. In no event shall HP be held responsible for the tax liability of Contractor or Contractor's Staff. Contractor authorises HP to make deductions from the amounts to be paid to Contractor pursuant to this Agreement and to remit to any governmental authority any amount on account of withholding taxes or any other taxes or levies of any kind if required under any applicable law.

18. GOVERNING LANGUAGE

This Agreement is in English Language only, which language shall be controlling in all respects. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement in determination of the intent of either party hereto.

19. SEVERABILITY

If any provision of this Agreement shall be declared void, the validity of any other provisions and of the entire Agreement shall not be affected thereby.



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[HP LOGO]                                     HP Professional Services Agreement
INVENT                                                          HPSS/SLN/2001-01

20. NON-WAIVER

Any failure of either party to enforce at any time, or for any period of time, any of the provisions of this Agreement or any right with respect thereto or to exercise any option herein provided, shall not constitute a waiver or such provision, rights or options or in any way affect validity of this Agreement.

21. COMPLETE AGREEMENT

The provisions herein contained including the annexure herein, set forth the entire agreement between the parties with respect to the subject matter hereof and supersede all previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof, and no addition to or modification of this Agreement shall be binding upon either party unless reduced in writing and duly execute by the parties hereto in the same manner as the execution of this Agreement.

The parties agree and understand all provisions herein and have hereunto set their hands.

Accepted:                                   Accepted :
HEWLETT-PACKARD SINGAPORE                   SOLUTIONNET (AP) PTE LTD
(SALES) PRIVATE LIMITED



-------------------------------             -----------------------------
Name :          Diana Chong                 Name :        Amit Kapur
Designation :   HPC Operations              Designation : Sales Manager
                Manager
Company Stamp :                             Company Stamp



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